Exhibit 99.1


        Citrix Reports Fourth Quarter and Fiscal Year Earnings;
           Fourth Quarter Revenues of $157.7 Million; GAAP
  Earnings Per Share of $0.21; Adjusted Earnings Per Share of $0.22

   FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Jan. 21, 2004--

    Annual Revenues of $588.6, Up 12% over 2002; GAAP Earnings Per Share of $0.74; Adjusted Annual Earnings Per Share of $0.78, Up 39%

   Citrix Systems, Inc. (Nasdaq:CTXS), the global leader in access infrastructure solutions, today reported results for the fourth quarter and fiscal year ended December 31, 2003.

   Financial Results

   Revenues for the three months ended December 31, 2003 were $157.7 million compared to $148.8 million in the same period of the prior year, a 6% increase. Net income was $36.3 million for the fourth quarter of 2003, or $0.21 per share on a GAAP basis, compared to $39.6 million, or $0.23 per share on a GAAP basis, in the comparable period of the prior year. Net income, adjusted to exclude the effect of amortization of intangible assets primarily related to business combinations, was $38.1 million for the fourth quarter of 2003, or $0.22 per share, compared to $40.6 million, or $0.23 per share, in the comparable period of the prior year.
   Annual revenues for 2003 were $588.6 million, compared to $527.4 million in the previous year, a 12% increase. Annual net income for 2003 was $126.9 million, or $0.74 per share on a GAAP basis, compared to net income for 2002 of $93.9 million, or $0.52 per share on a GAAP basis. Annual net income, adjusted to exclude the effect of amortization of intangible assets primarily related to business combinations, was $134.2 million, or $0.78 per share for 2003, compared to $100.8 million, or $0.56 per share for 2002.
   "It was a solid quarter to end a very strong year," said Mark Templeton, president and chief executive officer for Citrix. "In 2003 we saw tremendous growth in larger purchases, in our Subscription Advantage program, and in deferred revenue as our customers made larger and longer-term commitments to Citrix. In addition, we executed well, improving our year-end operating margin by 6.5 percentage points to 26.2%.
   "And we've kicked off 2004 aggressively," Templeton said. "Last week we held our first annual Global Summit Week, where we trained more than 2,000 members of our channel community and our worldwide sales force. They learned about new products and programs that will help them offer more value to customers as trusted advisors, recommending complete access solutions.
   "Enthusiasm within Citrix and our partner ecosystem is at an all-time high. It's well-founded. We have the right products, the right partners, and the right programs working synergistically to achieve our growth and operating goals.
   "We'll continue to invest in expanding our product portfolio, to grow in emerging countries, and to scale the organization -- both people and infrastructure -- so that we can execute on our strategy of making Citrix synonymous with access."

Financial Highlights

    -- Total revenues for the fourth quarter grew 6% over the comparable period last year; annual revenues grew 12%.

    -- Deferred revenue grew by $20.5 million, approximately 14%, during the quarter to a total of $165.1 million. Annually, deferred revenue grew by 59%.

    -- Operating margin was 26.8% for the quarter; adjusted operating margin for the quarter was 28.6%, excluding the effect of amortization of intangible assets primarily related to business combinations. Operating margin for 2003 was 26.2%, up from 19.7% in 2002.

    -- Cash flow from operations was approximately $69.0 million for the quarter.

    -- Cash and investments totaled approximately $898.3 million at the end of the quarter.

    -- During the quarter, the company repurchased about 0.7 million shares at an average net price per share of $23.24. For the year, Citrix repurchased 8.9 million shares at an average price of $15.86.

   Customer Highlights

   Citrix closed several large deals during the quarter, including British Airport Authority, Blue Cross Blue Shield of South Carolina and DaimlerChrysler.
   Citrix signed a deal with the British Airport Authority (BAA), which owns and operates seven airports including the world's busiest international airport, London Heathrow, and has management contracts or stakes in numerous other major transportation hubs around the globe. Serving more than 200 million passengers worldwide, BAA has implemented 10,000 licenses of the Citrix(R) MetaFrame(R) Access Suite to provide secure access to more than 500 applications from the organization's numerous airports, retail locations and the runways themselves, enabling the company to focus on its customers' needs and safety.
   Founded in 1946 and with more than 12,000 employees, Blue Cross Blue Shield (BCBS) of South Carolina provides nearly one million South Carolinians with health insurance. With Citrix access infrastructure, BCBS of South Carolina delivers industry-specific insurance applications instantly and reliably to more than 16,000 users at offices throughout South Carolina, Virginia, Florida and Texas. As a result, BCBS of South Carolina can easily transition employees currently working in headquarter facilities to work from home. In addition, Citrix MetaFrame Presentation Server will also enable the company to quickly integrate newly acquired business units into its corporate IT environment.
   DaimlerChrysler, one of the world's leading automotive companies, sells passenger cars and commercial vehicles under brands including Mercedes-Benz, Chrysler, Jeep(R) and Dodge. To improve application deployment, DaimlerChrysler ordered nearly 3,000 licenses of Citrix MetaFrame Presentation Server and has already nearly 7,000 additional seats. With Citrix access infrastructure, DaimlerChrysler benefits from secure, easy and instant access to Microsoft(R) Office, Lotus Notes and numerous proprietary applications.

   Alliance Highlights

   During the fourth quarter, Citrix strengthened relationships with key partners including Microsoft, IBM, SAP, HP, and PeopleSoft.

    -- Microsoft named Citrix its first "Global Independent Software Vendor Partner of the Year." The honor was given to Citrix for delivering the best customer solutions as a Microsoft(R) Global Gold Certified Partner for Software Products. Also in October, Citrix announced its support of the Microsoft Office System, which includes all Microsoft Office branded programs, servers, services and solutions. The two companies have been working together for well over a decade in support of joint customers' business objectives.

    -- Citrix signed a systems integration agreement with IBM, which allows IBM to offer the Citrix MetaFrame Access Suite of products to IBM eServer(R) xSeries customers. In addition, the two companies announced that their decade-long strategic relationship would now include the release of a new portlet that provides integration with IBM WebSphere Portal(R), giving joint customers secure, easy and instant access to information resources managed by Citrix MetaFrame Presentation Server through their WebSphere Portal.

    -- Citrix and SAP announced expanded development work encompassing the seamless integration of Citrix MetaFrame
        Presentation Server and SAP(R) Enterprise Portal, a technology solution of the SAP NetWeaver(TM) Technology Suite.

    -- Citrix announced in October its support for HP's Adaptive Enterprise strategy with HP OpenView certification and a new probe tool for optimizing system performance. Citrix also joined the HP OpenView Solution Alliance Program at the enhanced Solution Partner level.

    -- Citrix announced an expanded integration agreement with PeopleSoft. Citrix said it would make available a template "pagelet" that will make it easier for PeopleSoft(R)
        Enterprise Portal customers to deploy non-PeopleSoft applications to the portal using the web interface feature of Citrix MetaFrame Presentation Server.

Business Outlook

Citrix management offers the following guidance for the quarter ending March 31, 2004:

    -- Revenue is expected to be in the range of $146 million to $156 million for the quarter ending March 31, 2004.

    -- GAAP earnings per share is expected to be in the range of $0.15 to $0.18 for the quarter ending March 31, 2004.

    -- Adjusted earnings per share, which excludes the amortization of intangible assets primarily related to business combinations, is expected to be in the range of $0.16 to $0.19 for the quarter ending March 31, 2004.

   The above statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements also do not include the effects of either the closing of the acquisition of Expertcity, Inc., or the tender or redemption of the company's convertible debentures if either should occur in the quarter ending March 31, 2004. For a discussion of these effects, please see "Definitive Agreement to Acquire Expertcity" and "Convertible Debentures" below.

   Definitive Agreement to Acquire Expertcity

   In December, Citrix announced that it signed a definitive agreement to acquire Santa Barbara, Calif.-based Expertcity, Inc., the market leader in Web-based desktop access as well as a leader in Web-based training and customer assistance products. The transaction is valued at approximately $225 million in cash and stock, and is expected to close during the first quarter of 2004 or early in the second quarter of 2004. A $12 million earnout will be paid to all Expertcity stockholders if certain financial targets are achieved in 2004. The transaction is expected to be $0.03 to $0.04 dilutive to Citrix's earnings per share in the first half of fiscal year 2004, as adjusted to exclude the effect of amortization and an expense charge for the value of Expertcity's in-process research and development (which will result in an additional $0.05-$0.10 dilution to Citrix's earnings per share on a GAAP basis), and neutral to adjusted earnings in the second half of 2004. The impact of the acquisition is not included in the forward-looking statements included in "Business Outlook" above.
   The acquisition expands Citrix's portfolio of access products to include Expertcity's popular GoToMyPC(R) software service for secure, browser-based access to desktop PCs from anywhere over the Web. The acquisition also will add Expertcity's market-leading GoToAssist(TM) service, which provides online help-desk and call center assistance, as well as training and customer collaboration over the Web.

   Convertible Debentures

   In March 1999, Citrix sold $850 million principal amount at maturity of the company's zero coupon convertible subordinated debentures due in March 2019. Citrix can redeem the debentures on or after March 22, 2004, and the holders of the debentures can require the company to repurchase the debentures on fixed dates and at set redemption prices (equal to the issue price plus accrued original issue discount) beginning on March 22, 2004. If either of these two events were to occur, the company expects to incur a non-cash charge to earnings in the amount of approximately $7 million to account for unamortized debt issuance costs. The effect of this potential charge is not included in the forward-looking statements included in "Business Outlook" above.

   Conference Call Information

   Citrix will host a conference call today at 4:45 p.m. ET to discuss its financial results, quarterly highlights and business outlook. The call will include a slide presentation, and participants are encouraged to listen to and view the presentation via webcast at http://www.citrix.com/investors.
   The conference call may also be accessed by dialing: (888) 799-0519 or (706) 634-0155, using passcode: CITRIX. A replay of the webcast can be viewed by visiting the Investor Relations section of the Citrix corporate website at http://www.citrix.com/investors through February 4, 2004. In addition, an audio replay of the conference call will be available through January 28 by dialing (800) 642-1687 or (706) 645-9291 (passcode required: 4809749).

   About Citrix

   Citrix Systems, Inc. (Nasdaq:CTXS) is the global leader in access infrastructure solutions and the most trusted name in enterprise access. Citrix software enables people in businesses, government agencies, and educational institutions to securely, easily and instantly access the on-demand enterprise, from anywhere, anytime, using any device, over any connection. Nearly 50 million people in more than 120,000 organizations rely on the Citrix MetaFrame Access Suite to do their jobs. Citrix customers include 100% of the Fortune 100 companies, 99% of the Fortune 500, and 92% of the Fortune Global
500. Based in Fort Lauderdale, Florida, Citrix has offices in 22 countries, and more than 7,000 channel and alliance partners in more than 100 countries. For more information visit http://www.citrix.com.

   For Citrix Investors

   This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by management, the statements contained in Business Outlook, Definitive Agreement to Acquire Expertcity, Convertible Debentures and in the reconciliation of non-GAAP measures to comparable U.S. GAAP measures concerning management's forecast of revenue and earnings per share, statements regarding the company's revenue growth, existing and new products, channel programs, the potential size of product markets, and statements concerning acquisitions by the company, internal operations, marketing, management's plans, objectives and strategies, and management's assessment of market factors, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitation, the success of the company's product lines; the company's product concentration and its ability to develop and commercialize new products and services; the success of investments in foreign operations and markets; the possibility that acquisitions announced by the company will not close; that the closing of any announced acquisitions may be delayed; the company's ability to successfully integrate the operations and employees of acquired companies; failure to achieve anticipated revenues and profits from acquisitions; the company's success in expanding into new geographic and vertical markets; the company's ability to maintain and expand its core business in large enterprise accounts; the size, timing and recognition of revenue from significant orders and other revenue recognition changes, including increases in deferred revenue; the company's reliance on and the success of the company's independent distributors and resellers for the marketing and distribution of the company's products; increased competition, including potential competition from Microsoft and other companies; changes in the company's pricing policies or those of its competitors; management of operations and operating expenses; charges in the event of the impairment of assets acquired through business combinations and licenses; the management of anticipated future growth and the recruitment and retention of qualified employees, as well as risks of downturns in economic conditions generally; political and social turmoil; and the uncertainty in and the effects of a weak IT spending environment which has impacted the overall demand for software and related services; and other risks detailed in the company's filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

   Use of Non-GAAP Financial Measures

   This press release contains non-GAAP financial measures as defined by SEC Regulation G. These non-GAAP financial measures should not be construed as superior to GAAP financial measures. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed in this press release (if available) and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release after the condensed consolidated financial statements and can be found on the Investor Relations page of the Citrix corporate web site at http://www.citrix.com/investors.

   Citrix(R), and MetaFrame(R) are registered trademarks or trademarks of Citrix Systems, Inc. in the U.S. and other countries. Microsoft(R) and Windows(R) are registered trademarks of Microsoft Corporation in the U.S. and/or other countries. All other trademarks and registered trademarks are property of their respective owners.


                         CITRIX SYSTEMS, INC.

              Condensed Consolidated Statements of Income
           (In thousands, except per share data - unaudited)


                              Three Months Ended  Twelve Months Ended
                                 December 31,         December 31,
                                2003      2002      2003      2002
                              --------- ------------------- ---------
Revenues                      $157,744  $148,784  $588,625  $513,366
Other revenues                      --        --        --    14,082
                              --------- ------------------- ---------
     Total net revenues        157,744   148,784   588,625   527,448

Cost of revenues                 4,919     5,145    20,036    19,030
                              --------- ------------------- ---------
Gross margin                   152,825   143,639   568,589   508,418

Operating expenses:
     Research and development   17,418    15,869    64,443    68,923
     Sales, marketing and
      support                   69,157    56,490   252,749   235,393
     General and
      administrative            21,208    23,298    85,672    88,946
     Amortization of
      intangible assets          2,795     2,708    11,336    11,296
                              --------- ------------------- ---------
            Total operating
             expenses          110,578    98,365   414,200   404,558

Income from operations          42,247    45,274   154,389   103,860
Other income, net                2,199     3,938     6,298     9,297
                              --------- ------------------- ---------
Income before income taxes      44,446    49,212   160,687   113,157

Income taxes                     8,171     9,645    33,744    19,237
                              --------- ------------------- ---------
Net income                     $36,275   $39,567  $126,943   $93,920
                              ========= =================== =========

Earnings per common share -
 diluted                         $0.21     $0.23     $0.74     $0.52
                              ========= =================== =========
Weighted average shares
 outstanding -
    Diluted                    172,385   173,052   171,447   179,359
                              ========= =================== =========
Adjusted net income            $38,097   $40,605  $134,179  $100,807
                              ========= =================== =========
Adjusted earnings per share -
 diluted                         $0.22     $0.23     $0.78     $0.56
                              ========= =================== =========


   Note: The above presentation of adjusted net income and adjusted earnings per share has been adjusted to exclude the effects of amortization of core technology and other intangible assets primarily related to business combinations of $2.8 million and $2.7 million for the three months ended December 31, 2003 and 2002, respectively, and $11.3 million and $11.3 million for the 12 months ended December 31, 2003 and 2002, respectively.



                 Condensed Consolidated Balance Sheets
                      (In thousands - unaudited)

                                           December 31, December 31,
                                               2003          2002
                                           ------------ --------------
ASSETS:
Cash and short-term investments               $612,314       $219,913
Accounts receivable, net                        87,464         69,471
Other current assets                           109,707         85,915
                                           ------------ --------------
     Total current assets                      809,485        375,299

Long-term investments                          285,957        499,491
Property and equipment, net                     65,837         76,534

Goodwill and other intangible assets, net      173,664        183,213
Other long-term assets                           9,996         26,994
                                           ------------ --------------
     Total assets                           $1,344,939     $1,161,531
                                           ============ ==============

LIABILITIES AND
STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses         $121,643        $92,926
Current portion of deferred revenues           152,938         95,963
Convertible subordinated debentures            351,423             --
                                           ------------ --------------
     Total current liabilities                 626,004        188,889

Convertible subordinated debentures                 --        333,549
Long-term portion of deferred revenues          12,137          8,028

Put warrants and common stock subject to
     Repurchase                                     --         16,475

Stockholders' equity                           706,798        614,590

                                           ------------ --------------
Total liabilities and stockholders' equity  $1,344,939     $1,161,531
                                           ============ ==============


   Reconciliation of Non-GAAP Financial Measures to Comparable U.S.
GAAP Measures

   (Unaudited)

   We utilize certain non-GAAP financial measures to evaluate our performance. We consider these measures important indicators of our success. In addition, Citrix provides these non-GAAP measures of the company's performance to investors to enable them to, among other things, better compare Citrix's most recent results of operations against financial models prepared by the company's investors and securities analysts, and to provide additional information concerning the impact of business acquisitions on Citrix's results of operations. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States ("U.S. GAAP") such as net income and earnings per share and should not be considered measures of our liquidity. In addition, our non-GAAP financial measures may not be comparable to similar measures reported by other companies.
   The following tables reconcile non-GAAP financial measures used in this release to the most comparable U.S. GAAP measure for the respective periods (in thousands, except for per share information and percentages):


                Three Months Ended December 31, 2003
                ------------------------------------

                                                      Earnings
                                                        Per
             Operating  Operating Operating   Net      Share -  Tax
              Expenses    Income    Margin    Income   Diluted  Rate
             ---------- --------- --------- --------- -------- ------

U.S. GAAP
 measure      $110,578   $42,247      26.8%  $36,275    $0.21   18.4%

Adjustments
 to exclude
 the effects
 of
 amortization   (2,795)    2,795       1.8     1,822     0.01    1.0
             ---------- --------- --------- --------- -------- ------


Adjusted
 figures      $107,783   $45,042      28.6%  $38,097    $0.22   19.4%
             ========== ========= ========= ========= ======== ======


                Three Months Ended December 31, 2002
                ------------------------------------

                                                      Earnings
                                                        Per
             Operating  Operating Operating   Net      Share -  Tax
              Expenses    Income    Margin    Income   Diluted  Rate
             ---------- --------- --------- --------- -------- ------

U.S. GAAP
 measure       $98,365   $45,274      30.4%  $39,567    $0.23   19.6%

Adjustments
 to exclude
 the effects
 of
 amortization   (2,708)    2,708       1.8     1,038       --    2.2
             ---------- --------- --------- --------- -------- ------

Adjusted
 figures       $95,657   $47,982      32.2%  $40,605    $0.23   21.8%
             ========== ========= ========= ========= ======== ======


                Twelve Months Ended December 31, 2003
                -------------------------------------

                                                      Earnings Per
                                        Net Income   Share - Diluted
                                        ----------- -----------------

U.S. GAAP measure                         $126,943        $0.74

Adjustments to exclude the effects of
 amortization                                7,236         0.04
                                        ----------- -----------------

Adjusted figures                          $134,179        $0.78
                                        =========== =================


                Twelve Months Ended December 31, 2002
                -------------------------------------

                                        Net Income    Earnings Per
                                                     Share - Diluted
                                        ----------- -----------------

U.S. GAAP measure                          $93,920        $0.52

Adjustments to exclude the effects of
 amortization                                6,887         0.04
                                        ----------- -----------------

Adjusted figures                          $100,807        $0.56
                                        =========== =================


  Forward-looking Guidance for the Three Months Ended March 31, 2004
  ------------------------------------------------------------------
                                        Earnings Per Share
                                          Range - Diluted     Tax Rate
                                                                Range
                                        -------------------   --------

U.S. GAAP measure                         $0.15 to $0.18         21%

Adjustments to exclude the effects of
 amortization
                                               $0.01             1%
                                        -------------------   --------

Adjusted figures                          $0.16 to $0.19         22%
                                        ===================   ========

This reconciliation does not include the effects of either the closing of the acquisition of Expertcity, Inc., or the tender or redemption of the company's convertible debentures if either should occur in the quarter ending March 31, 2004.


    Anticipated Earnings Per Share Dilution for the 6 Months Ended
      June 30, 2004 Associated with the Closing of the Expertcity
                              Acquisition

                                                  Dilution to Earnings
                                                        Per Share
                                                    Range - Diluted
U.S. GAAP measure                                    $0.08 to $0.14
Adjustment to exclude the effect of amortization
 and an expense charge for the value of
 Expertcity's in-process research and development     0.05 to 0.10
Adjusted figures                                     $0.03 to $0.04

    CONTACT: Citrix Systems, Inc., Fort Lauderdale
             Media inquiries:
             Eric Armstrong, 954-267-2977
             eric.armstrong@citrix.com
             or
             Investor inquiries:
             Jeff Lilly, 954-267-2886
             jeff.lilly@citrix.com